TEMPUR SEALY NAMES RICHARD W. NEU AS DIRECTOR

LEXINGTON, KY, OCTOBER 29, 2015 - Tempur Sealy International, Inc. (NYSE: TPX) today announced that its Board of Directors has voted to elect Richard W. Neu to the Board of Directors.

Mr. Neu’s professional career has spanned over 35 years. For the last 11 years Mr. Neu has served in a variety of Board roles. Mr. Neu currently serves on the board of directors, as chair of the audit committee and as a member of the executive, community development and trust committees of Huntington Bancshares Incorporated. Until the sale of the company in 2012, he was the lead director and a member of the audit committee and governance committee of Dollar Thrifty Automotive Group, Inc., having served as the chairman of the Dollar Thrifty board of directors from 2010 through 2011. Mr. Neu also served as a director of MCG Capital Corporation from 2007 until its sale in 2015, and during this period served as chairman of the board from 2009 to 2015 and as Chief Executive Officer from November 2011 to November 2012. Mr. Neu served from 1985 to 2004 as Chief Financial Officer of Charter One Financial, Inc., a major regional bank holding company, and a predecessor firm, and as a director of Charter One Financial, Inc. from 1992 to August 2004. Mr. Neu previously worked for KPMG. Mr. Neu received a B.B.A. from Eastern Michigan University with a major in accounting.

“I am pleased to welcome Rick Neu to our Board of Directors. He is a proven business leader, and his public company board experience, along with his proven success as an officer of public companies, demonstrates his leadership capability and extensive knowledge of complex financial and operational issues. I am confident Rick Neu will make substantial contributions to our Company as one of our three new independent outside directors added to the Board this year,” stated Scott L. Thompson, Chairman and CEO.

Mr. Neu said, “I am honored to join the Board of Directors of Tempur Sealy, an iconic globally-recognized company with best-in-class products, brands and employees. I look forward to collaborating with my fellow directors, Scott Thompson and the rest of the management team to generate value for all of the Company’s stockholders.”

ABOUT TEMPUR SEALY

Tempur Sealy International, Inc. (NYSE: TPX) is the world’s largest bedding provider. Tempur Sealy International develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many highly recognized brands, including Tempur®, Tempur-Pedic®, Sealy®, Sealy Posturepedic®, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit www.tempursealy.com or call 800-805-3635.